Exhibit 99.1

News Release

LCA-Vision Reports Second Quarter Financial Results

CINCINNATI (July 28, 2009) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and six months ended June 30, 2009.

Second Quarter 2009 Operational and Financial Results (all comparisons are versus the second quarter of 2008)
▪	Revenue was $31.7 million compared with $54.2 million; adjusted revenue was $29.4 million compared with $49.2 million.
▪	Procedure volume was 17,864 compared with 30,086.
▪	Same-store revenue (73 vision centers) decreased 41.5%; adjusted same-store revenue decreased 39.7%.
▪
Operating loss was $11.8 million compared with operating loss of $3.0 million; adjusted operating loss was $13.9 million compared with adjusted operating loss of $7.4 million.  Operating loss and adjusted operating loss in the second quarter of 2009 included $1.6 million in restructuring and impairment charges.

▪	Net loss was $6.9 million or $0.37 per share, compared with net loss of $573,000 or $0.03 per share.
▪	Net cash provided by operating activities was $5.2 million. Compared with use of $3.1 million.
▪	Cash and investments totaled $67.1 million as of June 30, 2009, an increase of $2.7 million from March 31, 2009 and up $7.6 million from December 31, 2008.

Year-to-date 2009 Operational and Financial Highlights (all comparisons are versus the first six months of 2008)
▪	Revenue was $79.6 million compared with $133.8 million; adjusted revenue was $74.2 million compared with $123.2 million.
▪	Procedure volume was 45,723 compared with 74,245.
▪
Operating loss was $16.0 million compared with operating income of $7.5 million; adjusted operating loss was $20.8 million compared with adjusted operating loss of $2.0 million.  Operating loss and adjusted operating loss included $2.5 million in restructuring and impairment charges and $0.8 million in consent revocation charges in 2009; operating income and adjusted operating loss in the first six months of 2008 included restructuring charges of $0.5 million.

▪	Net loss was $9.7 million or $0.52 per share, compared with net income of $6.3 million or $0.34 per diluted share.

Since the first quarter of 2007, LCA-Vision has provided both adjusted revenue and operating income (loss) as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties.  A reconciliation of revenue and operating income (loss) as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release.  Management believes the adjusted information is more reflective of operating performance and, therefore, more meaningful to investors.

“As unemployment rates continue to rise and consumer confidence levels remain low, independent surveys and our own research indicate reluctance on the part of Americans to spend on elective, self-pay surgical procedures, resulting in further volume declines at our LasikPlus® vision centers and throughout our industry.  We anticipate continued volume softness throughout the remainder of 2009; however, as the economic downturn in 2008 had a greater impact on the second half of that year, we expect an improvement in year-over-year volume declines in the coming quarters,” said Steven C. Straus, Chief Executive Officer of LCA-Vision.  “We have been able to increase our average per-procedure price, excluding deferred revenue, by $87 over the past two quarters, following testing late last year that indicated some inelasticity of pricing.

“We are actively adapting to the current economic reality by becoming more nimble and flexible in our operations and have established company-wide business priorities in an effort to improve procedure volume, reduce costs and conserve cash,” Straus added.  “For example, we are implementing strategies to increase patient acquisition through partnering programs such as our new marketing relationship with one of the world’s largest airlines, which will announce our partnership next week, joining the International Health, Racquet & Sportsclub Association, or IHRSA, as an associate member with its 9,750 member facilities, and by capitalizing on our relationships with health and vision plans that reduce the out-of-pocket cost to the patient – a leading factor in the decision-making process.  We also are addressing  patient candidacy through our internally developed second-opinion screening tools approved by our Medical Advisory Board, and are energizing our LCA-Vision/LasikPlus® staff to become more results-oriented through training and increasing accountability.

“Given the current economic environment, we plan to reduce marketing spending in the third quarter to approximately $6 million.  Among our specific programs, we intend to use our segmentation research and integrated media programs in 14 top-producing LasikPlus® markets.  We also are working to upgrade our LasikPlus® website through improved navigation and better integration with local center websites to allow for easier appointment scheduling and other patient-friendly capabilities.  In addition to Internet and more traditional advertising, we will be expanding into various forms of social media in test markets in the third quarter, which include endorsements and ambassadors that will help to better establish our LasikPlus® brand,” he added.

LCA-Vision’s Chief Financial Officer Michael Celebrezze commented, “We have taken multiple recent actions to improve cash flow and better align our expenses with procedure volume.”  Those actions include:
▪
Reducing the size of the workforce by 9% in June.  Headcount reductions since January 2008 have totaled 41%, generating a savings of approximately $17 million annually.  We are also focused on moving toward an increasingly part-time workforce to further reduce compensation expenses.

▪	Extending the freeze on wages, placing new center openings on hold and minimizing existing vision center renovations.
▪
Closing three additional vision centers and one pre-operative center at the end of the second quarter based on underperformance.  We may decide to re-enter some of these markets when economic conditions improve.

▪
Reducing the number of excimer laser platform technologies from three to two in all LasikPlus® vision centers.  Our revised relationships with Abbott Medical Optics and Alcon Inc. permitted us to reduce operating expenses, retire a portion of our capital lease obligations and add cash to our balance sheet.

▪	Reduced capital expenditures to a minimum with only $178,000 spent year-to-date.

“Our financial results for the second quarter include $1.6 million in restructuring and impairment charges, yet we benefited from a $6 million tax refund related to the utilization of net operating losses generated in 2008.  We generated $5.2 million in cash from operations during the quarter,” Celebrezze added.

Advanced Vision Analysis
“We are ready to begin testing of our Advanced Vision Analysis (AVA) program, the first initiative in our Lifetime Vision model,” said Straus.  “We have integrated the advanced diagnostic equipment into our systems in the first of 13 test markets and expect to perform our initial procedure within the next few weeks.  AVA constitutes a comprehensive eye analysis using new diagnostic tools to determine a patient’s candidacy for laser vision correction and other refractive surgical procedures, as well as to screen for various eye diseases and irregularities.  During the test, we intend to charge an AVA fee that will be credited toward the purchase of laser vision correction at our LasikPlus® vision centers.  AVA will allow us to more fully utilize our skilled surgeons, optometrists and staff with minimal capital expenditure.  We intend to market this program through our website, in-center merchandising and by phone and email out-reach to former LasikPlus® patients in our test markets.”

Near-Term Financial Outlook
LCA-Vision affirmed its intent to continue to manage cash and investments conservatively in 2009.
▪	The company does not plan to open any new vision centers in 2009. LCA-Vision plans to restart its de novo new center opening program following improvements in the economy.
▪	The company will continue to manage general and administrative expenses aggressively, which it now expects will decrease approximately 10% in 2009 compared with 2008.
▪	The company expects marketing efficiency improvements in the third quarter with the lower spending levels.
▪	The company expects center direct costs per center to decline in excess of 10% in 2009 compared with 2008.
▪	The company expects capital expenditures to be approximately $1.0 million in 2009, down significantly from $14.9 million in 2008.

Comparing 2009 (the first full year of benefit from cost reductions) with 2007 (prior to cost reductions), the company expects monthly breakeven eyes per vision center to decline to 105 in 2009 from 125 in 2007, and expects the number of procedures per year required company-wide for breakeven cash flow from operations to decline to approximately 110,000 from 170,000.  With the recent cost reductions, the company projects it has sufficient cash and investments to last beyond 2011 at 80,000 procedures annually.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (United States and Canada) or 706-643-6246 (international callers).  The webcast will be available at the investor relations section of LCA-Vision’s website.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 174 595 66.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties.  The forward-looking statements in this release are based on information available to us as of the date hereof.  Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business.  In addition to the risk factors discussed in our Form 10-K, there are a number of other risks and uncertainties associated with our business, including, without limitation, the successful execution of marketing strategies cost effectively to drive patients to our vision centers; the impact of low consumer confidence, competition in the laser vision correction industry; our ability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; our ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA’s advisory board on ophthalmic devices is currently reviewing concerns about post-Lasik quality of life matters and the advisory board may propose a major new study on Lasik outcomes.  The FDA or another agency could take legal or regulatory action against us or others in the laser vision correction industry.  The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of Lasik.  In addition, the acceptance rate of new technologies such as IntraLase® or Wavelight® technologies, and our ability to implement successfully new technologies on a national basis, creates additional risk.  Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 71 LasikPlus® fixed-site laser vision correction centers in 31 states and 53 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues - Laser refractive surgery	$31,681	$54,181	$79,602	$133,750

Operating costs and expenses
Medical professional and license fees	6,987	11,260	17,762	26,022
Direct costs of services	17,269	20,045	35,085	44,496
General and administrative	4,452	5,671	8,869	10,862
Marketing and advertising	9,485	15,466	22,511	35,449
Depreciation	3,768	4,612	8,127	8,867
Consent revocation charges	-	-	804	-
Restructuring and impairment charges	1,554	77	2,455	533

Operating (loss) income	(11,834)	(2,950)	(16,011)	7,521

Equity in earnings from unconsolidated businesses	48	265	75	321
Net investment income	633	831	455	1,566
Other income, net	20	-	22	18

(Loss) income before income taxes	(11,133)	(1,854)	(15,459)	9,426

Income tax (benefit) expense	(4,246)	(1,281)	(5,728)	3,123

Net (loss) income	$(6,887)	$(573)	$(9,731)	$6,303

(Loss) earnings per common share
Basic	$(0.37)	$(0.03)	$(0.52)	$0.34
Diluted	$(0.37)	$(0.03)	$(0.52)	$0.34

Dividends declared per share	$-	$0.06	$-	$0.24

Weighted average shares outstanding
Basic	18,590	18,525	18,576	18,510
Diluted	18,590	18,525	18,576	18,570

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

Assets	June 30, 2009	December 31, 2008
Current assets
Cash and cash equivalents	$31,267	$23,648
Short-term investments	32,744	32,687
Patient receivables, net of allowance for doubtful accounts of $1,397 and $1,465	7,295	9,678
Other accounts receivable	2,102	2,515
Prepaid professional fees	705	911
Prepaid income taxes	5,863	8,957
Deferred tax assets	3,177	4,708
Deferred compensation plan assets	2,427	-
Prepaid expenses and other	5,475	5,299

Total current assets	91,055	88,403

Property and equipment	92,990	121,734
Accumulated depreciation and amortization	(55,851)	(70,235)
Property and equipment, net	37,139	51,499

Long-term investments	3,108	3,126
Accounts receivables, net of allowance for doubtful accounts of $1,107 and $1,662	1,677	2,645
Deferred compensation plan assets	-	2,196
Deferred tax assets	8,516	7,027
Other assets	5,715	2,586

Total assets	$147,210	$157,482

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$8,315	$8,169
Accrued liabilities and other	11,872	8,608
Deferred revenue	7,049	9,107
Deferred compensation liability	2,427	-
Debt and capital lease obligations maturing in one year	4,267	6,985
Total current liabilities	33,930	32,869

Long-term rent obligations	1,972	1,820
Long-term debt and capital lease obligations (less current portion)	11,601	14,120
Deferred compensation liability	-	2,196
Insurance reserve	9,914	9,489
Deferred license fee	5,109	-
Deferred revenue	10,708	14,003

Stockholders' investment
Common stock ($0.001 par value; 25,229,336 and 25,199,734 shares and
18,603,824 and 18,552,985 shares issued and outstanding, respectively)	25	25
Contributed capital	174,281	174,206
Common stock in treasury, at cost (6,625,512 shares and 6,646,749 shares)	(114,668)	(114,632)
Retained earnings	13,784	23,515
Accumulated other comprehensive income (loss)	554	(129)

Total stockholders' investment	73,976	82,985

Total liabilities and stockholders' investment	$147,210	$157,482

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2009	2008

Cash flow from operating activities
Net (loss) income	$(9,731)	$6,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,127	8,867
Provision for loss on doubtful accounts	1,957	3,325
Loss on investments	365	-
Non cash restructuring charges	1,877	-
Deferred income taxes	(265)	1,686
Stock based compensation	568	612
Insurance reserve	425	1,070
Equity in earnings of unconsolidated affiliates	(75)	(321)
Changes in operating assets and liabilities
Patient receivables	1,394	(3,492)
Other accounts receivable	413	999
Prepaid income taxes	3,094	4,736
Prepaid expenses and other	880	80
Accounts payable	146	(6,821)
Deferred revenue, net of professional fees	(4,818)	(9,491)
Accrued liabilities and other	8,165	(1,796)

Net cash provided by operations	$12,522	$5,757

Cash flow from investing activities
Purchases of property and equipment	(178)	(12,590)
Purchases of investment securities	(153,617)	(171,849)
Proceeds from sale of investment securities	153,900	170,910
Other, net	263	787

Net cash provided by (used in) investing activities	$368	$(12,742)

Cash flow from financing activities
Principal payments of debt and capital lease obligations and loan	(5,237)	(2,367)
Proceeds from debt	-	19,184
Shares repurchased for treasury stock	(36)	(205)
Exercise of stock options	2	147
Dividends paid to stockholders	-	(4,447)

Net cash (used in) provided by financing activities	(5,271)	12,312

Increase in cash and cash equivalents	7,619	5,327

Cash and cash equivalents at beginning of period	23,648	17,614

Cash and cash equivalents at end of period	$31,267	$22,941

LCA-VISION INC.
EFFECT OF THE CHANGE IN OUR ACCOUNTING FOR DEFERRED REVENUES
ON FINANCIAL RESULTS
(dollars in thousands)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income.  Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue

Reported	$31,681	$54,181	$79,602	$133,750
Adjustments
Amortization of prior deferred revenue	(2,294)	(4,947)	(5,353)	(10,546)
Adjusted revenue	$29,387	$49,234	$74,249	$123,204

Operating (Loss) Income

Reported	$(11,834)	$(2,950)	$(16,011)	$7,521
Adjustments
Amortization of prior deferred revenue	(2,294)	(4,947)	(5,353)	(10,546)
Amortization of prior professional fees	229	494	535	1,054
Adjusted operating (loss) income	$(13,899)	$(7,403)	$(20,829)	$(1,971)